Exhibit 10.7

INTELLECUTAL PROPERTY RIGHTS AGREEMENT

This Intellectual Property Rights Agreement (“Agreement-) is made by and between DOCUCHEM SLU, a corporation duly organized under and pursuant to the laws of Spain having its principle place of business at Edifici Giroempren, Laboratori A.0.07 C/ Pic de Peguera, 11 17003 Girona. Spain (“DOCUCHEM”), and BioVie, Inc., a Nevada Corporation, and having its principal place of business at 11601 Wilshire Blvd, Suite 1100, Los Angeles, CA, USA (“BIOVIE”) (collectively “the Parties”),

WHEREAS, the Parties previously entered into a Research Agreement known as the “TECH-NO COMMERCIAL PROPOSAL: Support in Pharmaceutical development of a heat stable terlipressin formulation” executed by the parties on September 3, 2018 and September 4, 2018 (hereinafter the “TECHNO COMMERCIAL PROPOSAL”); and

WHEREAS, DOCUCHEM desires to assign any inventions and improvements arising from the work associated with the TECHNO COMMERCIAL PROPOSAL” (“Invention”) to MOVIE in accordance with the following terms:

1.1	Assignment of Invention and Improvements to BIOVIE:

(a)	DOCUCHEM agrees to assign and does hereby assign all rights to the Invention to BIOVIE,

(b)	DOCUCHEM agrees to memorialize its assignment of the Invention in the form of Exhibit A hereto upon execution of this Agreement at BIOVIE’s request in the event that the Invention warrants a patent application; and

(c)	DOCUCHEM will require any employee that is identified as an inventor with regard to any Invention to assign the rights to such Invention and any patent application arising therefrom to DOCUCHEM essentially in the form of Exhibit B;

1.2	Payment to DOCUCHEM: BIOVIE will pay DOCUCHEM according to the following schedule:

(a)	$25,000 upon the issuance of a U.S. Patent that includes a claim covering a terlipressin formulation identified in accordance with the TECHNO COMMERCIAL PROPOSAL;

(b)	$50,000 in each calendar year in which the gross sales in the United States of a product covered by a claim of an issued U.S. patent directed to a terlipressin formulation identified in accordance with the TECHNO COMMERCIAL PROPOSAL exceeds $10,000.000;

1.3        Singularity of Payments: The payment identified in 1.2(a) shall be made once, and the JBC payments identified in 1.2(b) shall be made once in each qualifying calendar year, regardless of how many U.S. patents issue from the work according to the TECHO COMMERCIAL PROPOSAL.

1.4	BIOVIE’s Sole Responsibility and Discretion for Obtaining Patent Rights:

(a)	BIOVIE has the sole responsibility for filing patent applications directed to any Invention arising from the work according to the TECHNO COMMERCIAL PROPOSAL;

(b)	BIOVIE will pay all costs associated with all patent applications, patent prosecution and patent maintenance;

(c)	BIOVIE has sole discretion over what, if any, patents should be filed and prosecuted. and

(d)	DOCUCHEM agrees that it will not pursue patent applications on its own behalf for any work associated with the TECHNO COMMERCIAL PROPOSAL.

1.5	Assignment of Future Inventions and Patent Rights: In addition to the Assignments attached as Exhibits A and B, DOCUCHEM agrees, without additional consideration, to assign, and require its employees to assign, any rights in any work on behalf of BIOVIE according to the TECHNO COMMERCIAL PROPOSAL and all future work related to formulations of Terlipressin, in accordance with the terms of the Agreement.

1.6	Representations by DOCUCHEM:

(a)	DOCUCHEM has employment agreements with its employees conducting work within the scope of the TECHNO COMMERCIAL PROPOSAL that require assignment of Inventions within the scope of employment to DOCUCHEM;

(b)	DOCUCHEM has identified the following employee as possible inventor, Dr. Jordi Bacardit, and DOCUCHEM will instruct Dr. Bacardit to execute an Assignment in accordance with Section 1.1(c) at BIOVIE’s request;

(c)	DOCUCHEM will take any action requested by BIOVIE or its attorneys or advisors, at BIOVIE’s expense, to establish BIOVIE as the owner of all rights arising from the work associated with the TECHNO COMMERCIAL PROPOSAL as presently contemplated and as agreed to between the Parties in the future for formulations of Terlipressin.

(d)	(DOCUCHEM hereby acknowledges that upon execution of this Agreement. BIOVIE has succeeded to all of DOCUCHEM’s right, title, and standing to receive all rights and benefits pertaining to the Invention, to the patent applications (if any) on the Invention. and to institute and prosecute all suits and proceedings, and take all actions that BIOVIE, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind under any and all rights granted, including the patent applications, to defend, settle and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as BIOVIE, in its sole discretion, deems advisable.

(e)	DOCUCHEM represents and warrants that no consents of any other parties are necessary or appropriate under any agreement concerning any of the Inventions in order for the transfer and assignment of any of the rights under this Agreement to be legally effective.

(f)	DOCUCHEM represents and warrants that upon consummation of this Agreement, BIOVIE shall have good and marketable title to the Invention, free and clear of any and all liens. mortgages, encumbrances, pledges or security interests of DOCUCHEM.

1.7	Transferability: This Agreement shall inure to the benefit of, and be binding on, the parties hereto together with their respective legal representatives, successors, and assigns.

1.8	Law and Venue: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. USA. without regard to any rule or choice of law principle of Illinois that would dictate the application of the law of another jurisdiction. Any action arising under this Agreement shall be commenced in a court of competent jurisdiction in Chicago, Illinois. USA.

IN WITNESS WHEREOF, the patties have caused this Agreement to be executed by their duly authorized representatives as of the date(s) set forth below.

BioVie:		DOCUCHEM SLU

By:	/s/ Jonathan Adams	By:	/s/ Dr. Jorge Bacardit Cabado
Name:	Jonathan Adams	Name:	Dr. Jorge Bacardit Cabado
Title:	Chief Operating Officer	Title:	Administrator
Date:	April 18, 2019	Date:	April 18, 2019

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